Exhibit 25

Execution Version

TERMINATION DEED

THIS TERMINATION DEED, executed as a deed (this “Deed”) is made on August 26, 2015

AMONG:

(1)                                 Mr. KAM YUEN (甘源), a Hong Kong citizen with Hong Kong passport number KJ0207229 and correspondence address at c/o Golden Meditech Holdings Limited, 48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong (“Mr. Kam”);

(2)                                 BIO GARDEN INC., a company incorporated in the British Virgin islands with its registered office at Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (“Bio Garden”); and

(3)                                 BRILLIANT CHINA HEALTHCARE INVESTMENT LIMITED, formerly known as KKR China Healthcare Investment Limited, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Seller”, together with Mr. Kam and Bio Garden, each a “Party”, and collectively the “Parties”).

RECITALS:

(A)                               The Seller and Golden Meditech Holdings Limited (the “Purchaser”) entered into a purchase agreement, dated as of May 4, 2015 (the “Purchase Agreement”), pursuant to which the Purchaser agreed to purchase from the Seller 7% senior convertible notes with an aggregate principal amount of US$65,000,000 issued by China Cord Blood Corporation (the “Transaction”).

(B)                               Mr. Kam, Bio Garden and the Seller entered into a voting deed on May 4, 2015 (the “Voting Deed”), pursuant to which Mr. Kam undertook to procure the voting by Bio Garden of, and Bio Garden undertook to vote, all of the shares of the Purchaser owned by Bio Garden in favor of the Transaction in accordance with the terms of the Voting Deed.

(B)                               Concurrently with the execution of this Deed, the Seller and the Purchaser entered into a termination agreement to terminate the Purchase Agreement.

(B)                               The Parties wish to terminate the Voting Deed upon the terms and subject to the conditions set forth herein.

NOW THIS DEED WITNESSES as follows:

1.                                      Termination of the Voting Deed. The Voting Deed shall be terminated with immediate effect and cease to have any effect whatsoever with effect from the date of this Deed. Upon termination of the Voting Deed, each Party is relieved from all obligations under the Voting Deed, be they past, current or future, and all rights arising under the Voting Deed are extinguished.

2.                                      Governing Law and Dispute Resolution. This Deed shall be governed by and construed in accordance with the laws of Hong Kong. The Parties submit to the non-exclusive jurisdiction of the courts of Hong Kong in any suit or proceedings arising out of or relating to this Deed.

3.                                      Amendment. This Deed may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

4.                                      Counterparts. This Deed may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

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Duly executed and delivered as a deed on the day and year first above written.

SIGNED, SEALED and	)
DELIVERED as a DEED by	)
KAM YUEN (甘源))	/s/ KAM Yuen
in the presence of:	)

/s/ LEONG Kim Chuan
Witness name: LEONG Kim Chuan

Accepted and agreed by:

SIGNED by	)
for and on behalf of	)
BRILLIANT CHINA HEALTHCARE INVESTMENT	) /s/ William J. Janetschek
LIMITED	)
in the presence of:	)

/s/ Anne Marie Modzelewski
Witness name: Anne Marie Modzelewski

Signature Page to Termination Deed

THE COMMON SEAL of	)
BIO GARDEN INC. was affixed hereto )	/s/ KAM Yuen
in the presence of: )

/s/ LEONG Kim Chuan
Name:
Title:

Signature Page to Termination Deed